HomeStreet Announces a Common Stock Dividend of $0.10 Per Share

SEATTLE – April 24, 2023 – HomeStreet, Inc. (Nasdaq: HMST) (“HomeStreet”), the parent company of HomeStreet Bank (the “Bank” and together with HomeStreet, the “Company”), announced that the Company's Board of Directors approved a $0.10 per share quarterly dividend. The dividend is payable on May 24, 2023 to shareholders of record at the close of business on May 10, 2023.

“In light of the lower level of earnings in the first quarter of 2023 and the highly uncertain interest rate and economic environment over the near term, in an abundance of caution, the Board of Directors determined that it would be prudent to reduce our dividend this quarter to $0.10 per share,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer.
About HomeStreet, Inc.
HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.
Contacts:
Executive Vice President and Chief Financial Officer:
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

or

Media Relations:
Misty Ford, (206) 876-5506
misty.ford@homestreet.com